  Exhibit 99.1

Dynatronics Reports Third Quarter Results for Fiscal 2020

Eagan, MN (May 14, 2020) – Dynatronics Corporation (NASDAQ:DYNT), a leading manufacturer of athletic training, physical therapy, and rehabilitation products, today announced financial results for its third quarter of fiscal year 2020.

Net sales for the quarter ended March 31, 2020 were $13.7 million, a decrease of $845,000, or 5.8%, compared to $14.6 million in the same period of the prior year. Gross profit for the quarter decreased $461,000, or 10.5%, to $3.9 million. The decrease in net sales and gross profit were primarily attributable to lower sales of physical therapy and rehabilitation products as well as a decline due to COVID-19 stay-at-home restrictions and governmental holds on elective procedures. Gross margin for the quarter was 28.8% compared to 30.3% in the same period of the prior year.

Net loss for the quarter ended March 31, 2020 was approximately $1.1 million, compared to a net loss of $563,000 for the same quarter of the prior fiscal year. Depreciation, amortization, and other non-cash expenses were $488,000 and the Company experienced negative cash flow from operating activities of $367,000 in the third quarter of fiscal 2020.

“We are pleased with the sales outcome for the third quarter, considering the effect the COVID-19 pandemic had on our business in March,” said Brian Baker, President and CEO of Dynatronics Corporation. “In working with our customers, suppliers, and employees during this difficult time, we are humbled to see so many good people come together in support of the larger national and international community. We will continue to do our part as an essential manufacturer to support our customers, clinicians, medical facilities and their patients.”

The Company continues to take decisive actions in response to the COVID-19 pandemic. Management acted quickly to safeguard employees, control costs, and manage working capital. The Company also accelerated its consolidation activity from its Utah facility to Minnesota, furloughed production employees, and adjusted inventory management to align with current levels of demand.

In order to strengthen its financial position, during the month of April, 2020, the Company obtained a loan of $3.5 million under the CARES Act Paycheck Protection Program to enable it to retain employees and cover payroll costs and other allowable expenditures. The Company also raised $2.3 million in net proceeds pursuant to at-the market sales of common stock.

The Company withdrew its previously provided guidance on April 2, 2020 and is not providing forward-looking guidance at this time.

Conference Call

Dynatronics has scheduled a conference call for investors on May 14, 2020, at 8:30 AM ET. Those wishing to participate should call (844) 602-0380 (U.S./Canada callers) or (862) 298-0970 (international callers). A replay will be available by dialing (877) 481-4010, Pin 34333.

About Dynatronics Corporation

Dynatronics Corporation is a leading medical device company committed to providing high-quality restorative products designed to accelerate achieving optimal health. The company designs, manufactures, and sells a broad range of products for clinical use in physical therapy, rehabilitation, pain management, and athletic training. Through its distribution channels, Dynatronics markets and sells to orthopedists, physical therapists, chiropractors, athletic trainers, sports medicine practitioners, clinics, hospitals, and consumers. The company’s products are marketed under a portfolio of high-quality, well-known industry brands including Bird & Cronin®, Solaris™, Hausmann™, Physician’s Choice®, and PROTEAM™, among others. More information is available at www.dynatronics.com.

Safe Harbor Notification

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. Those statements include references to the company’s expectations and similar statements. Such forward-looking statements reflect the views of management at the time such statements are made. These statements include references to our financial guidance, expected revenues, gross profit, and selling, general, and administrative expenses. These forward-looking statements are subject to a number of risks, uncertainties, estimates, and assumptions that may cause actual results to differ materially from current expectations including uncertainties involving the impact of the COVID-19 pandemic. The contents of this release should be considered in conjunction with the risk factors, warnings, and cautionary statements that are contained in the company’s most recent filings with the Securities and Exchange Commission, including the company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2019, which was filed on September 25, 2019. Dynatronics does not undertake to update its forward-looking statements, whether as a result of new information, future events, or otherwise.

Summary Financial Results

The following is a summary of operating results for the three- nine-month periods ended March 31, 2020 and March 31, 2019 and balance sheet highlights at March 31, 2020 and June 30, 2019.

Summary Selected Financial Data
Statement of Operation Highlights
In thousands, except share and per share amounts

	Quarter Ended		Nine Months Ended
	March 31,		March 31,
	2020	2019	2020	2019

Net sales	$13,706	$14,552	$45,293	$47,057
Cost of sales	9,762	10,146	31,609	32,425
Gross profit	3,944	4,405	13,684	14,632

Selling, general, and admin. expenses	4,907	4,818	14,450	15,087
Other (expense) income, net	(128)	(118)	(364)	3
Income tax provision	-	(32)	-	(237)
Net loss	(1,091)	(563)	(1,130)	(689)

Deemed dividend on convertible preferred stock and accretion of discount	(65)	-	(174)	-
Convertible preferred stock dividend, in common stock	(168)	(196)	(538)	(586)
Net loss attributable to common stockholders	$(1,325)	$(760)	$(1,841)	$(1,275)
Net loss attributable to common stockholders per common share – basic and diluted	$(0.13)	$(0.09)	$(0.20)	$(0.16)
Weighted-average common shares outstanding – basic and diluted	10,168,596	8,307,117	9,216,027	8,189,890

Balance Sheet Highlights
In thousands

	Mar. 31, 2020	June 30, 2019

Cash, cash equivalents, and restricted cash	$1,530	$256
Trade accounts receivable, net	6,635	7,495
Inventories, net	11,323	11,528
Prepaid & other	764	635
Total current assets	$20,252	$19,914

Accounts payable	$5,540	$3,990
Accrued payroll and benefits expense	1,479	1,373
Accrued expenses	768	1,039
Other current liabilities	1,728	833
Line of credit	6,369	6,540
Current portion of acquisition earn-out liability	-	500
Total current liabilities	$15,884	$14,275

Contact:
Dynatronics Corporation
Investor Relations
Skyler Black
(801) 676-7201
skyler.black@dynatronics.com

For additional information, please visit: www.dynatronics.com
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